Exhibit 10.1

AMENDMENT NO. 1

TO

TETRAPHASE PHARMACEUTICALS, INC.

2014 EMPLOYEE STOCK PURCHASE PLAN

The 2014 Employee Stock Purchase Plan (the “Plan”) of Tetraphase Pharmaceuticals, Inc. is hereby amended as follows:

1.Section 2(b) shall be amended to delete “six months” and insert “thirty (30) days” in its place.

2.	Section 9(a) shall be amended and restated in its entirety as follows:

“(a) Number of Shares.  On the first day of each Plan Period, the Company will grant to each eligible employee who is then a participant in the Plan an option (an “Option”) to purchase on the last business day of such Plan Period (the “Exercise Date”) at the applicable purchase price (the “Option Price”) up to a whole number of shares of Common Stock not to exceed 10,000 shares; provided, however, that no employee may be granted an Option which permits his or her rights to purchase Common Stock under this Plan or any other employee stock purchase plan (as defined in Section 423(b) of the Code) of the Company and its subsidiaries, to accrue at a rate which exceeds $25,000 of the fair market value of such Common Stock (determined at the date such Option is granted) for each calendar year in which the Option is outstanding at any time.”

Except as set forth above, the remainder of the Plan remains in full force and effect.

Adopted by the Board of Directors on

March 13, 2019